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                                                                       Exhibit 6

         CONFIDENTIALITY, NON-DISCLOSURE AND NON-CIRCUMVENTION AGREEMENT

                  THIS CONFIDENTIALITY, NON-DISCLOSURE AND NON-CIRCUMVENTION AGREEMENT (this "Agreement") is made as of this 27th day of October, 2004 by and among JD Holdings, LLC ("Originator") and iStar Financial Inc., a Maryland corporation ("Participant").

                  WHEREAS, Originator is considering entering into a transaction with the entity set forth on Exhibit I attached hereto ("Target") (whether structured as a purchase of assets, a purchase of securities, a merger, consolidation, combination, recapitalization, refinancing, restructuring, reorganization or otherwise, a "Transaction"); and

                  Participant may participate with Originator in the due diligence review and negotiations regarding the Transaction, in each case on such terms and in such capacity as may be mutually agreeable to Originator and Participant (the "Participation");

                  WHEREAS, Originator or its Representative may execute a confidentiality agreement with Target (a "Confidentiality Agreement") pursuant to which Originator may agree to maintain the confidentiality of certain information and to refrain from certain activities in respect of Target's employees, and including for purposes herein, without limitation, all financial analysis and models relating to various post-Transaction structures and including all information and materials in respect of Originator which would constitute confidential information if Originator were substituted for Target throughout the Confidentiality Agreement and Participant were substituted for Originator) (such information referred to herein as "Evaluation Material"); and

                  WHEREAS, in connection with the Participation, Participant may have access to the Evaluation Material.

                  NOW, THEREFORE, for good and valuable consideration (including, without limitation, Originator's making available the Evaluation Material to Participant and Originator's engaging in discussions with Participant regarding the Participation), the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                  1. The term "Representatives" means each party's subsidiaries and such party's and its subsidiaries' directors, officers, partners, employees, agents and advisors (including, without limitation, financial advisors, legal counsel and accountants), rating agencies, potential participants, insurers and other companies that provide risk-management services with respect to risks relative to an actual or potential investment in the Transaction, and the term "person" shall include any corporation, company, partnership, limited liability company, trust, governmental entity or individual.
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                  2. (a) Except as provided herein, Participant agrees that
Participant will (i) use the Evaluation Material solely for the purposes of the Participation, (ii) not, directly or indirectly, use, disseminate, disclose, discuss or reveal any Evaluation Material, and (iii) otherwise treat and maintain in full confidence all Evaluation Material.

                     (b) Except to the extent Participant may disclose Evaluation Material hereunder, Participant agrees that Participant will not disclose to any person (including other possible bidders for Target and employees, customers and suppliers of Target) that the Evaluation Material has been made available to Participant, that Participant has inspected any portion thereof, the fact that Originator is considering a possible Transaction, that discussions are or may take place regarding a possible Transaction, that Originator and Participant are considering or discussing Participant's possible participation in a Transaction, or any other information regarding a possible Transaction, including the status thereof.

                     (c) Neither Participant nor its Representatives shall initiate any communications with any Representative of Target concerning the Evaluation Material without Originator's prior written consent.

                     (d) "Evaluation Material" shall not include any information which Participant can demonstrate (i) was or becomes available to the public other than as a result of a disclosure by Participant or its Representatives in breach of this Agreement, or (ii) was or becomes available to Participant or its Representatives on a nonconfidential basis from a source other than Originator or its Representatives or Target or its representatives (provided that such source is not actually known by participant to be bound by a confidentiality obligation or fiduciary obligation prohibiting or otherwise restricting the disclosure of such information) or (iii) is required pursuant to (x) applicable law or legal, administrative or judicial process, (y) at the request of any regulatory or supervisory authority having jurisdiction over Participant, or (z) the rules of any stock exchange or trading system on which Participant's securities or the securities of any of Participant's affiliates may be listed or traded.

                     (e) Notwithstanding anything contained herein, Participant may disclose Evaluation Material to its Representatives in order to permit Participant to evaluate its participation in a possible Transaction and to whom disclosure is made for the purposes of such evaluation; provided that prior to making any such disclosure, Participant shall apprise its Representatives of the confidential nature of such matters and the obligations of Participant hereunder. Participant shall in any event be liable to Originator for any actions by such persons which would constitute a breach of this Agreement if taken by Participant.

                     (f) In the event that Participant or any Representative of Participant is requested or becomes legally compelled (by oral questions, interrogatories; requests for information or documents, subpoena, civil investigative demands or similar process) to disclose any of the Evaluation Material or take any other action prohibited by this Agreement, Participant shall, to the extent permitted by law and to the extent practicable, provide Originator with prompt written notice thereof (in reasonable detail) so that Originator may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, Participant shall furnish only that portion of the Evaluation Material or take only such action as is legally required by law or binding order.

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                  3. In the event that a Transaction is not consummated and upon originator's written request, or otherwise upon Originator's written request, all Evaluation Material supplied by Originator, Target or their respective Representatives (and all copies, extracts or other reproductions in whole or in part thereof, whether prepared by Originator or any of its Representatives or any other person) shall be returned to Originator or, with the Originator's written permission, destroyed and not retained by Participant or its Representatives in any form or for any reason except as required by law or regulations. This provision applies to all documents, memoranda, notes, computer programs and data bases and other writings whatsoever prepared by Participant or its Representatives based on, containing or otherwise reflecting the Evaluation Material.

                  4. To the extent the Evaluation Material includes or otherwise involves intellectual property, technical data, technology, processes, applications for patents, trade secrets or know-how, disclosure thereof to Participant or its Representatives by or on behalf of Originator, Target or any of their respective Representatives shall not be construed as the grant of any license or of any right to use the same, except for the sole purpose of evaluating and completing a potential Transaction.

                  5. Participant hereby covenants and agrees that for a period of eighteen months following the date hereof, it shall not, without the prior written consent of Originator (which will not be unreasonably withheld) directly:

                     (a) enter into negotiations, provide any form of financial assistance (including, without limitation, debt or equity investments) or consummate any transaction involving Target (whether structured as an investment, a purchase or assets, a purchase of debt or equity interests (including, without limitation, options, warrants or other securities or instruments convertible into or exercisable or exchangeable for debt or equity interests or equity appreciation rights, phantom equity or similar instruments or rights containing equity-like features), a merger, consolidation, combination, recapitalization, refinancing, restructuring, reorganization or otherwise) without the prior express written consent of Originator; or

                     (b) initiate discussions with respect to the prospective employment of, or hire for employment, any employees of Target or any subsidiary thereof.

                  6. Participant acknowledges and agrees that neither Originator nor any Representative of Originator makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. Any representations or warranties with respect to Originator, Target or otherwise made in connection with the consummation of a potential Transaction shall be contained only in a definitive agreement, if any, to which Participant and Originator are parties. Originator and its Representatives expect that Participant shall conduct its own independent investigation and analysis of Target and a potential Transaction, and Participant agrees that neither Originator nor any of its Representatives shall have any liability to Participant or its Representatives resulting from the use of the Evaluation Material supplied by Originator, Target or any of its Representatives.

                  7. Nothing herein shall be deemed to obligate Participant to enter into any transaction or arrangement with Originator or Target, and Originator shall be entitled to

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terminate the Participation and to demand the return or destruction of all
Evaluation Materials by Participant at any time without limiting Participant's obligations hereunder.

                  8. Participant acknowledges and affirms that money damages would not be a sufficient remedy for any breach of this Agreement by it and that Originator shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity. In the event of litigation relating to this Agreement, the non-prevailing party shall be liable for and shall pay to the prevailing party the reasonable legal fees and expenses and court costs incurred by the prevailing party in connection with any such litigation, including any appeal therefrom.

                  9. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be deemed affected, impaired or invalidated.

                  10. This Agreement may not be amended or waived, in whole or in part, except with the written consent of Originator and Participant. It is understood and agreed that no failure or delay by Originator in exercising any right, power or privilege hereunder shall operate as a waiver hereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.

                  11. This Agreement shall be governed by and construed in accordance with the internal laws of New York State.

                  12. The language used herein shall be deemed to be the language mutually chosen by the parties hereto to express their intent and understanding, and no doctrine of construction shall be applied against either party.

                  13. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to constitute one fully-executed Agreement.

                  14. This agreement shall expire upon the earlier of the date the Transaction is consummated or eighteen months from the date hereof.

                                    * * * * *

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the date first written above.

                             Originator:


                             JD Holdings, LLC


                             By: /s/ Jonathan D. Eilian
                                 -----------------------------
                                 Its: Managing Member


                             Participant:



                             iStar Financial Inc., a Maryland corporation

                             By: /s/ Daniel S. Abrams
                                 -----------------------------
                                 Name: Daniel S. Abrams
                                 Its:  Executive Vice President


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                                    Exhibit I

                                 Name of Entity

                             John Q. Hammons Hotels

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